Exhibit 10.01

FORM OF DEBT CANCELLATION AGREEMENT

Debt Cancellation Agreement

Hallmark Venture Group, Inc.

5112 West Taft Road, Suite M,

Liverpool, NY 13088

Telephone: 877-646-4833

Email: jmurphy@hallmarkre.com

Re: Debt Cancellation Agreement (this “Letter”).

Reference is made to that certain Account Receiveable Balance (the “A/R”) by and among Hallmark Venture Group Inc., a Florida corporation, whose principal executive offices are located at 5112 West Taft Road, Suite M, Liverpool, NY 13088 (the “Company”), and Archer & Greiner, P.C. (the “Holder”), with an office located at 1025 Laurel Oak Road, Voorhees, NJ 08043. As of the date last written below, the remaining A/R balance is or was $__________ of principal and accrued interest (“Remaining A/R Balance”).

The undersigned Holder and the Company hereby agree as follows:

1.	As of the date last written below, the Holder shall consider the A/R satisfied and will forego payment of the Remaining A/R Balance.

2.	No additional payments pursuant to the A/R shall be due by Company to Holder.

3.	Release. The undersigned, jointly and severally, for themselves and each of their present and former, direct and/or indirect, parents, subsidiaries, Affilates, attorneys, agents, representatives, employees, consultants, brokers, officers, directors, equity and/or debt holders, managers, members, successors, predecessors, heirs and assigns (collectively the “Releasors”), hereby expressly and irrevocably release, waive and forever discharge and hold harmless each of the Company, the Holder, each of the undersigned and each of all of their respective present and former, direct and/or indirect, parents, subsidiaries, affiliates, attorneys, agents, representatives, shareholders, employees, consultants, brokers, officers, directors, equity and/or debt holders, managers, members, successors, predecessors, and assigns (collectively, the “Released Parties”) from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity, which any of the Releasors ever had, now have, or hereafter can, shall, or may have against any of the Released Parties from the beginning of time through and including the date hereof, respecting the matters covered hereby or in any way related to the A/R as well as the work arising out of or otherwise provided in connection with the A/R.

4.	Counterparts. This Letter may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each party and delivered to the other parties; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile, signature.

Agreed and Acknowledged:

COMPANY:		HOLDER:

Hallmark Venture Group, Inc.		Archer & Greiner, P.C.

By:		By:
Name:	John D. Murphy, Jr.	Name:	Edward J. Kelleher
Title:	CEO	Title:	V.P.
Date:	9/__/2024	Date:	9/__/2024